Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Barnes & Noble, Inc.

New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-23855, No. 333-69731, No. 33-84826 and No. 33-89258) and Form S-8 (No. 333-27033, No. 33-89260, No. 333-90538, No. 333-116382, No. 333-59111 and No. 333-160560) of Barnes & Noble, Inc. of our reports dated June 27, 2012, relating to the consolidated financial statements and the effectiveness of Barnes & Noble, Inc.’s internal control over financial reporting, which appear in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated June 27, 2012 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ BDO USA, LLP
New York, New York
June 27, 2012